As filed with the U.S. Securities and Exchange Commission on February 20, 2025.

Registration No. 333-284888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGINEX LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	7389	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Smart-Space Fintech 2, Room 3, Unit 401-404 Core C, Cyberport, Telegraph Bay,

Hong Kong

+852 3618 5881

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

302-738-6680

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Mitchell Nussbaum, Esq.

Andrei Sirabionian, Esq.

James A. Prestiano, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Tel: (212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Diginex Limited is filing this Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-284888), originally filed on February 11, 2025 (the “Registration Statement”), as an exhibit-only filing. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page to the Registration Statement, the exhibit index, and the exhibits filed hereto. The remainder of the Registration Statement, including the prospectus, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our Amended and Restated Memorandum and Articles provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by Diginex Limited during the last three years and securities issued by DSL during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

Unregistered sales by Diginex Limited:

On August 6, 2024, Diginex Limited issued 294,380 Ordinary Shares to Mark Blick following the exercise of employee share options for consideration of $14.72.

On August 6, 2024, Diginex Limited issued 294,380 Ordinary Shares to Miles Pelham following the exercise of employee share options for consideration of $14.72.

On August 6, 2024, Diginex Limited issued 180,400 Ordinary Shares to Christian Thierfelder following the exercise of employee share options for consideration of $9.02.

On August 6, 2024, Diginex Limited issued 180,400 Ordinary Shares to Graham Bridges following the exercise of employee share options for consideration of $9.02.

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On August 6, 2024, Diginex Limited issued 29,520 Ordinary Shares to Arman Fatahi following the exercise of employee share options for consideration of $1.48.

On August 6, 2024, Diginex Limited issued 12,300 Ordinary Shares to Ronald Kohn following the exercise of employee share options for consideration of $0.62.

On August 6, 2024, Diginex Limited issued 12,300 Ordinary Shares to Josiah Choi following the exercise of employee share options for consideration of $0.62.

On December 20, 2024, following the Company’s registration statement being declared effective by the SEC, Diginex Limited issued 2,347,134 Ordinary Shares in connection with the conversion of all of the outstanding Convertible Loan Notes.

On December 20, 2024, following the Company’s registration statement being declared effective by the SEC, Diginex Limited issued 2,583,820 Ordinary Shares in connection with the conversion of 2,583,820 Preferred Shares.

On January 21, 2025, the Company issued RVL 731,707 Ordinary Shares in connection with RVL’s conversion of $3.0 million of the Modified RVL Loan into Ordinary Shares at a price of $4.10 per share.

On January 23, 2025, the Company issued Rhino Ventures Limited the warrants identified below in recognition of the support Rhino Ventures Limited has provided to the Company.

1.	Tranche 1 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price of $5.13 per share, which expire 6 months from January 23, 2025
2.	Tranche 2 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price of $6.15 per share, which expire 9 months from January 23, 2025
3.	Tranche 3 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price of $7.18 per share, which expire 12 months from January 23, 2025
4.	Tranche 4 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price of $8.20 per share, which expire 15 months from January 23, 2025
5.	Tranche 5 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price of $10.25 per share, which expire 18 months from January 23, 2025
6.	Tranche 6 - Warrants to purchase 2,250,000 Ordinary Shares at an exercise price $12.30 per share, which expire 24 months from January 23, 2025

Unregistered sales by DSL:

On May 28, 2021, DSL issued 1,111 ordinary shares to Nalimz Holding Limited for consideration of $2,222,222

On July 6, 2021, DSL issued 3,000 preferred shares to HBM IV, Inc. for consideration of $6,000,000

On December 14, 2021, DSL issued 157 ordinary shares to Hafnia SG Pte Ltd for consideration of $500,673

On March 21, 2022, DSL issued 314 ordinary shares to Working Capital Innovation Fund, L.P for consideration of $1,001,346

On 5 October 2023, DSL issued 44 ordinary shares to Loretta Wong following the exercise of employee share options for consideration of $0.00

On April 25,2024, DSL issued 44 ordinary shares to Gerard Coenen Gajardo following the exercise of employee share options for consideration of $0.00

On May 28, 2023, DSL agreed to an $8,000,000 share subscription agreement with Rhino Ventures Limited and on September 28, 2023 executed a subscription agreement (the “RVL Subscription Agreement”). Pursuant to the RVL Subscription Agreement, DSL issued Rhino Ventures Limited 5,086 ordinary shares and 10,172 warrants in exchange for $8.0 million dollars. The warrants will be exercisable for ordinary shares of DSL for a period of three years from the date they are issued and shall be exercisable at a per warrant price of US$2,512. Post the completion of the Restructuring and Share Subdivision, the number of warrant issued was adjusted to 4,170,520 with a price per warrant of US$6.13. The warrants, if fully exercised, will result in the issuance of such number of Ordinary Shares equal to 51% of the then total and outstanding shares of the Company at the time of the warrants being exercised. This will be prorated for partial exercise of warrants. Rhino Ventures Limited paid the subscription price by the payment of $6.1 million in cash and the conversion of $1.9 million of debt due to Rhino Ventures Limited. The RVL Subscription Agreement also activated an anti-dilution clause in the Articles of Association of DSL which resulted in HBM IV, Inc. being issued 151 Preferred Shares for zero consideration. This increased HBM IV, Inc.’s holding to 3,151 Preferred Shares in DSL.

The Restructuring

On July 15, 2024, Diginex Limited and Diginex Solutions (HK) Limited (“DSL”) completed a restructuring pursuant to a share exchange agreement (the “Share Exchange Agreement”), whereby the then existing shareholders of DSL (the “Original Shareholders”) transferred all of their shares in DSL to Diginex Limited, in consideration for Diginex Limited’s issuance of the same class of securities to such shareholders (the “Exchange”). Prior to the Exchange there were 16,756 ordinary shares of DSL issued and outstanding and 3,151 preferred shares of DSL issued and outstanding and 10,172 warrants issued and outstanding. In the Exchange, each of the securities of DSL were exchanged for securities of Diginex Limited at an exchange ratio of one (1) Ordinary Share of DSL for four hundred and ten (410) shares of Diginex Limited, one (1) Preferred Share of DSL for four hundred and ten (410) Preferred Shares of Diginex Limited and one (1) warrant of DSL for four hundred and ten (410) warrants of Diginex Limited.

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In connection with the Exchange, Diginex Limited and security holders of DSL consummated the following transactions (the “Ancillary Transactions”): (i) Diginex Limited issued $4.3 million new convertible loan notes to certain Original Shareholders in consideration for the cancellation of the then existing convertible loan notes issued by DSL and held by such Original Shareholders; (ii) Diginex Limited granted certain share options under the share option plan that was adopted by Diginex Limited to the holders of the unexercised share options granted by DSL (the “Original Share Options”), in consideration for the cancellation of the Original Share Options held by such holders. At time of Restructuring there were 629,760 vested but unexercised share options and unvested share options exercisable for such number of Ordinary Shares equal to 1.3% of the issued and outstanding shares of the Company at time of vesting and (iii) Diginex Limited granted certain warrants to purchase Ordinary Shares of Diginex Limited to the holders of the then existing warrants to purchase ordinary shares of DSL (the “Original Warrants”), in consideration for the cancellation of the Original Warrants held by such holders. The convertible loan notes will automatically convert into Ordinary Shares of Diginex Limited upon the effectiveness of this registration statement and whilst there is no automatic vesting of any unvested share options upon completion of this Offering the board of directors, at their discretion, do have the ability to accelerate vesting at any point. At the time of this registration statement there was no confirmation if the board of directors will accelerate vesting. The fair value of all unvested ESOP as of the date of this registration statement is $1.8 million of which $0.2 million was recognized in the combined financial statements for the year ended March 31, 2024.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Number	Exhibit Title
1.1#	Form of Underwriting Agreement by and between Diginex Limited and Dominari Securities, LLC.
2.1#	Share Exchange Agreement, dated July 15, 2024, by and between Diginex Limited and the equity holders of Diginex Solutions (HK) Limited
3.1#	Diginex Limited Memorandum of Association
3.2#	Diginex Limited Articles of Association
3.3#	Diginex Limited Shareholders Resolutions, dated July 26, 2024, authorizing share subdivision.
3.4#	Form of Diginex Limited Amended and Restated Memorandum and Articles of Association
4.1#	Specimen Share Certificate for Ordinary Shares
4.2#	Specimen Share Certificate for Preferred Shares
4.3#	Form of Diginex Limited IPO Warrant Agreements 25% Premium
4.4#	Form of Diginex Limited IPO Warrant Agreements 50% Premium
4.5#	Form of Diginex Limited IPO Warrant Agreements 75% Premium
4.6#	Form of Diginex Limited IPO Warrant Agreements 100% Premium
4.7#	Form of Diginex Limited IPO Warrant Agreements 150% Premium
4.8#	Form of Diginex Limited IPO Warrant Agreements 200% Premium
5.1*	Legal Opinion of Ogier regarding the validity of Ordinary Shares being registered
10.1#	Agreement for the Sale and Purchase of Diginex Solutions (HK) Limited and Diginex USA, LLC by and among Diginex Solutions Limited, Diginex Limited, Pelham Limited, Rhino Ventures Limited Diginex Solutions (HK) Limited and Diginex USA, LLC, dated May 15, 2020
10.2#	Convertible Note, dated July 15, 2024, between Diginex Limited and HBM IV, Inc.
10.3#	Convertible Note, dated July 15, 2024, between Diginex Limited and Nalimz Holdings Limited
10.4#	Convertible Note, dated July 15, 2024, between Diginex Limited and Working Capital Innovation Fund II, L.P.
10.5#	Convertible Note, dated July 15, 2024, between Diginex Limited and Rhino Ventures Limited
10.6#	Convertible Note, dated July 15, 2024, between Diginex Limited and Hafnia SG Pte Ltd.
10.7#	Form of Diginex Solutions (HK) Limited Option Cancellation and Diginex Limited Option Issuance Agreement
10.8#	Diginex Limited Warrant Agreement, dated July 15, 2024, to Rhino Ventures Limited
10.9#	Convertible Loan Agreement dated September 30, 2024, between Diginex Limited, Diginex Solutions (HK) Limited and Rhino Ventures Limited
10.10#	Diginex Limited Amended and Restated 2024 Omnibus Incentive Plan
10.11#	Loan Conversion Agreement, dated January 6, 2025, between Diginex Limited, Diginex Solutions (HK) Limited and Rhino Ventures Limited
21#	List of Subsidiaries
23.1#	Consent of UHY LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)
99.1#	Form of Code of Business Conduct
99.2#	Consent of Katerina Klezlova as Director Nominee
99.3#	Consent of Tomicah Tilleman-Dick as Director Nominee
99.4#	Consent of Carnel Geddes as Director Nominee
99.5#	Audit and Risk Committee Charter
99.6#	Nomination and Compensation Committee Charter
107#	Calculation of Filing Fee Tables

* Filed herewith.

# Previously filed.

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(b) Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(i) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on February 20, 2025.

Diginex Limited

/s/ Mark Blick
Name:	Mark Blick
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark Blick	Chief Executive Officer and Director	February 20, 2025
Mark Blick	(Principal Executive Officer)

/s/ Miles Pelham	Chairman and Director	February 20, 2025
Miles Pelham

/s/ Paul Ewing	Chief Financial Officer	February 20, 2025
Paul Ewing	(Principal Accounting Officer and Principal Financial Officer)

/s/ Tomicah Tillemann-Dick	Non-Executive Director	February 20, 2025
Tomicah Tillemann-Dick

/s/ Carnel Geddes	Non-Executive Director	February 20, 2025
Carnel Geddes

/s/ Katerina Klezlova	Non-Executive Director	February 20, 2025
Katerina Klezlova

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Diginex Limited, Newark, Delaware, on February 20, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

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